As filed with the Securities and Exchange Commission on July 19, 2016

Registration No. 333-174444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Qihoo 360 Technology Co. Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Building No. 2

6 Jiuxianqiao Road, Chaoyang District

Beijing 100015, People’s Republic of China

Telephone number: +86-10-5878-1000

(Address of principal executive offices and zip code)

Qihoo 360 Technology Co. Ltd. 2006 Employee Share Option Scheme

Qihoo 360 Technology Co. Ltd. 2011 Share Incentive Plan
(Full title of the plans)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036-8401

(Name and address of agent for service)

800-927-9800

(Telephone number, including area code, of agent for service)

Copies to:

Eugene Y. Lee

Latham & Watkins

18/F, One Exchange Square

8 Connaught Place, Central

Hong Kong S.A.R., China

+852 2912-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-174444) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Qihoo 360 Technology Co. Ltd., a company established under the laws of the Cayman Islands (the “Company”), and became effective on May 24, 2011. Under the Registration Statement, a total of 16,652,751 ordinary shares, par value $0.001 per share, were registered for issuance of shares granted or to be granted pursuant to the Qihoo 360 Technology Co. Ltd. 2006 Employee Share Option Scheme and the Qihoo 360 Technology Co. Ltd. 2011 Share Incentive Plan (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On July 15, 2016, pursuant to the agreement and plan of merger dated December 18, 2015 (the “Merger Agreement”) among the Company, Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), True Thrive Limited (诚盛有限公司), New Summit Limited (新峰有限公司) (“Merger Sub”), and solely for purposes of Section 6.19 of the Merger Agreement, Global Village Associates Limited and Young Vision Group Limited, Merger Sub was merged with and into the Company, with the Company being the surviving corporation resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 19, 2016.

Qihoo 360 Technology Co. Ltd.

By:	/s/ Hongyi Zhou
Name: Hongyi Zhou
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of July 19, 2016.

Signature	Title

/s/ Hongyi Zhou	Chief Executive Officer
Name: Hongyi Zhou	(principal executive officer)

/s/ Jue Yao	Chief Financial Officer
Name: Jue Yao	(principal financial and accounting officer)

/s/ Alex Zuoli Xu	Co-Chief Financial Officer
Name: Alex Zuoli Xu	(principal financial and accounting officer)

/s/ Hongyi Zhou	Director
Name: Hongyi Zhou

Signature	Title

/s/ Giselle Manon	Authorized Representative
Name: Giselle Manon	in the United States
Title: Service of Process Officer
Law Debenture Corporate Services Inc.